UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2007

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement.

On September 21, 2007, Barrier Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with J.P. Morgan Securities Inc. (“J.P. Morgan”) pursuant to which the Company has agreed to issue and sell an aggregate of 5,547,870 registered shares of its common stock at $5.75 per share, through a registered direct offering (the “Offering”). On September 21, 2007, the Company also entered into an Engagement Letter (the “Engagement Letter”) with Pacific Growth Equities, LLC (“Pacific Growth”) to serve as financial advisor. The Company anticipates aggregate gross proceeds of approximately $31,900,000 before deducting estimated fees and expenses associated with the offering. The closing is expected to take place on or about September 26, 2007, subject to the satisfaction of customary closing conditions. The shares of common stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement (File No. 333-134214) on Form S-3, which was filed on May 17, 2006 and declared effective by the Securities and Exchange Commission on May 25, 2006.

J.P. Morgan acted as the sole placement agent for the Offering. The Company will pay J.P. Morgan placement fees equal to 5.5% of the gross proceeds of the Offering equal to approximately $1,754,514, and pay Pacific Growth financial advisory fees equal to $470,235. The Company will also pay expenses of the Offering equal to approximately $175,000.

A copy of the Placement Agency Agreement, the Engagement Letter and the related press release of the Company, dated September 21, 2007, are filed herewith as Exhibits 1.1, 1.2, and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto is qualified in its entirety by reference to such Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Placement Agency Agreement dated September 21, 2007 entered into by and between Barrier Therapeutics, Inc. and J.P. Morgan Securities Inc.

10.1	Engagement Letter dated September 21, 2007 entered into by and between Barrier Therapeutics, Inc. and Pacific Growth Equities, LLC.

99.1	Press release, dated September 24, 2007 of Barrier Therapeutics, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: September 24, 2007	By:	/s/Anne M. VanLent
	Name:	Anne M. VanLent
	Title:	Executive Vice President, Chief Financial Officer and Treasurer